Exhibit 10.1

[AutoNation Letterhead]
September 12, 2023

Mr. Jeff Parent
[Address]

Dear Jeff:

It is my pleasure to extend an offer of employment for you to join the AutoNation team! The terms of your employment offer are as follows:

• Position Title:	Chief Operating Officer

• Reporting To:	Mike Manley, Chief Executive Officer

• Commencement Date:	October 16, 2023

• Base Rate of Pay:	$800,000.00
• Target Bonus (90% of base rate):	$720,000.00
• Total Target Cash Compensation:	$1,520,000.00

• Annual Equity:	$1,500,000.00
• Total Direct Compensation:	$3,020,000.00

• Sign-On Compensation:
• Sign-on Cash Bonus:	$1,500,000.00
• Sign-On Equity Grant:	$300,000.00

• Car Allowance:	$15,600.00

•Bonus Eligibility: You will be eligible for the 2024 bonus plan applicable to Corporate Associates and payable in 2025. This plan will target 90% of your annual base rate of pay and is based on overall company performance. Future years’ bonus eligibility, percentage, and metrics will be at the level commensurate with your position in effect at that time as determined by the Compensation Committee (the “Committee”) of Board of Directors of AutoNation, Inc. (the “Board”).

•Equity Plan: You will be eligible for a 2024 grant of restricted stock units with a target grant date closing value of $1,500,000. Equity awards are subject to the terms and conditions of the equity plan, corresponding grant agreements and approval of the Committee. While terms and conditions of equity awards are subject to approval of the Committee, the 2024 grant for you is expected to consist of:

•RSUs: Forty percent (40%) of the equity award will be in the form of restricted stock units that will vest over a three-year period, one third per year during your term of employment.

•PBRSUs: Sixty percent (60%) of the equity award will be in the form of performance-based restricted stock units that are subject to three-year performance conditions as established by the Committee.

•Sign-on Cash Bonus: You will be paid a cash sign-on bonus of $1,500,000, payable in one installment. The sign-on bonus will be paid as soon as administratively feasible following February 1, 2024, and in accordance with the Company’s payroll schedule. If you resign from the Company or are terminated for cause before the second anniversary of your Commencement Date, you will be required to pay back the amount you received from the Company, less applicable taxes and withholdings, prorated based on the number of months employed (e.g., if you resign after having been employed for 18 months you would owe $375,000.) Repayment must be made within thirty days following your last day of employment with the Company.

•Sign-on Equity Grant:

•Subject to approval of the Committee, you will receive a one-time grant of restricted stock units with a grant date value of $120,000. The closing price of AutoNation stock on your Commencement Date will be used to determine the number of shares granted, rounded down to the nearest whole number. Equity awards are subject to the terms and conditions of the equity plan and corresponding grant agreements. Your sign-on equity grant will vest over a three-year period, one third per year during your term of employment.

•Subject to approval of the Committee, you will be eligible for a one-time grant of performance-based restricted stock units with a grant date value of $180,000. The closing price of AutoNation stock on your Commencement Date will be used to determine the number of shares granted, rounded down to the nearest whole number. Performance-based restricted stock units are subject to three-year performance conditions as established by the Committee.

•Car Allowance: As provided for within the Executive Vehicle Allowance Program policy, you will be eligible for an annual vehicle allowance of $15,600 or a demonstrator vehicle. You can choose to receive your vehicle allowance as an annual lump sum or paid semi-monthly. Your vehicle allowance will be prorated based on your hire date.

•Relocation: You will be required to relocate to the Company’s headquarters in Fort Lauderdale, Florida, as soon as practicable and no later than March 31, 2024. The Company will provide you with relocation assistance in moving you and your personal property to South Florida, which may be utilized one time within the first year of your employment, subject to your signing the Company’s Relocation Policy Acknowledgement Form. Attached for your review is a copy of the Executive Relocation Benefits. Your contact for relocation will be [Name]. [Name] can be reached at (954) 769-xxxx. Your travel expenses to and from Fort Lauderdale, Florida, prior to the earlier of your relocation and March 31, 2024, including coach airfare on commercial flights, will be paid by the Company, subject to the Company’s travel and expense policy.

•Severance: You will be covered by the Executive Officer Severance Plan.

•401(k) Plan: You will be immediately eligible to participate in the AutoNation 401(k) Plan (Plan). The Plan offers both pre-tax and Roth after-tax savings, a broad range of investments, and many financial wellness tools to help you save for your future. Approximately one week after your date of hire, you may enroll in the Plan administered by Voya by clicking on the 401(k) Retirement Plan button on AutoNation’s internal website, DealerCentral. In 2023 you will be eligible for a 401(k) match at 50% for the first 5% of eligible earnings.

•Deferred Compensation Plan: Associates hired on or before October 1st will be eligible to participate in the Deferred Compensation Plan (“DCP”) the following calendar year. Associates hired October 2nd – December 31st will be eligible to participate in the DCP in the calendar year following one year of employment. The DCP is a complement to our 401(k) Plan, is limited to a select group of management Associates, and allows you to defer a larger percentage of your income toward your retirement savings than the 401(k) Plan. The DCP also offers the flexibility to save for retirement and financial needs prior to, at, and after retirement such as college tuition or other major expenses. In addition, AutoNation offers a matching contribution, the amount is determined annually and is subject to a vesting schedule. The DCP matching contribution is in lieu of a matching contribution under the AutoNation 401(k) Plan. Enrollment materials will be sent to you prior to the applicable Annual Enrollment date.

•Benefit Eligibility: Prior to becoming eligible for benefits, you will receive notification that you can enroll online at www.KnowYourBenefits.org. On the website you will find your benefit options, cost, plan comparison information and your enrollment deadline. You will also receive information on how to earn healthy credits to substantially reduce your (and your spouse’s) medical, life, and critical illness insurance premiums. The elections you make will be effective the first day of the month following one month of regular, Full-Time employment. However, if you are hired on the first day of a month, your coverage will be effective on the first day of the following month. If you are planning to enroll dependents in AutoNation’s health, dental or vision insurance plans you will be required to submit proof of dependency for those dependents by the end of the month in which your benefits become effective. Proof of dependency includes marriage and/or birth certificates. Failure to provide dependent certification by the deadline will result in those dependents not being eligible for health, dental or vision insurance benefits until the next annual enrollment period, or as a result of a qualifying life event during the year.

•Fitness Center Membership: You will be invited to use the AutoNation Body Shop exercise facility located in the AutoNation headquarters building. You will have free access to the fitness center which includes free weights, cardio and weight equipment, as well as private changing rooms.

•Vacation Benefit: Associates accrue vacation time on a per pay period basis at a rate commensurate with their length of service with the Company. You will be eligible for 17 days of vacation per year. Future years vacation eligibility will be determined by the Company’s policy in effect at that time.

•Drug Screening: This offer is contingent upon the successful completion of the Company’s drug screening process.

•Background Verification: This offer is contingent upon the successful completion of the Company’s background verification process. Once you accept this offer, you will be invited to complete the background consent form online. Confidentiality, No-Solicit/No-Hire & Non-Compete Agreement and Arbitration Agreement: This offer is contingent upon your electronic signature to be obtained on the first day of employment.

•At-Will Employment: This letter is not a guarantee of continued employment nor does it in any way abridge the employment-at-will relationship that exists between the Company and its employees, nor does it create a contractual relationship. Management retains the right to terminate employment of any associate with or without notice and with or without reason. Similarly, the associate also has the right to terminate employment with or without notice and with or without reason.

•Employment Eligibility Verification: This offer is contingent upon your ability to produce acceptable documents that establish identity and employment eligibility (U.S. Department of Justice Form I-9). The Company requires you to produce these documents on your first day of employment.

Should you have any questions, please feel free to call me. We look forward to having you join the AutoNation team!

This offer is effective upon the later of the date of the last party to sign and your appointment as an executive officer by the Board.

Sincerely,		Accepted:

/s/ Lisa Esparza	9/15/2023	/s/ Jeff Parent	9/15/2023
Lisa Esparza, EVP & CHRO	Date	Jeff Parent	Date